EXHIBIT 99.1

Pressure BioSciences, Inc. Announces First Quarter 2009 Financial Results; Significant Improvements in Revenue, Installations, and Cash Burn Reported, Compared to Q1 2008

SOUTH EASTON, Mass., May 5, 2009 (GLOBE NEWSWIRE) -- Pressure BioSciences, Inc. (Nasdaq:PBIO) ("PBI" or the "Company") today announced that total revenue for the first quarter of 2009 was $306,762 compared to $132,376 for the comparable period in 2008, a 132% increase. Revenue from the sale of PCT products and services was $222,142 for the three months ended March 31, 2009 compared to $81,473 for the same period in 2008, a 173% increase. During the first quarter of 2009, the Company completed the installation of ten Barocycler instruments, as compared to seven during the same period of 2008. Seven of the ten were domestic installations and three were international sales, compared to five domestic installations and two international sales for the same quarter in 2008.

Operating loss for the first quarter of 2009 was $849,911 compared to $1,371,413 for the same period in 2008, a decrease of $521,502 or 38%. This decrease in operating loss was primarily related to the Company's restructuring program announced on December 1, 2008, the cost containment initiatives that the Company instituted during the second and third quarters of 2008, and the strong revenue in the first quarter of 2009. As previously announced, the Company expects its operating loss and cash burn to continue to decrease in 2009, as we continue to see the impact of the 2008 cost reduction programs.

On February 12, 2009, the Company completed a private placement of convertible preferred stock and warrants, resulting in gross proceeds of $1,805,270. On February 17, 2009, the Company was informed that it was eligible for an income tax refund of $623,262, based on provisions in the American Recovery and Reinvestment Act of 2009. The results for our first quarter include both of these events.

Loss per share -- basic and diluted -- was $0.10 in the first quarter of 2009, compared to $0.61 in the same quarter of 2008.

Joseph L. Damasio, Jr., Corporate Controller, commented: "We continue to make measurable progress towards our goal of reducing 2009 cash burn to an average of less than $600,000 per quarter. The first quarter 2009 operating loss of $849,911 included non-cash charges related to FAS123R stock-based compensation of approximately $146,000, as well as depreciation and amortization expenses of approximately $49,500. Excluding these non-cash charges, the Company's cash burn for the first quarter of 2009 was approximately $655,000, as compared to approximately $1,212,000 for the same quarter of 2008. This represents a decrease of 46% in cash used in first quarter 2009 operating activities, as compared to the first quarter of 2008."

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: "We have worked diligently over the past several years to transform pressure cycling technology (PCT) from an exciting research concept to a successful commercial platform. We believe that our hard work is beginning to pay off. We have now reported three consecutive quarters of double-digit growth of PCT Sample Preparation System installations (featuring the Barocycler instrument). In addition, interest in PCT continues to grow, as evidenced by an increasing number of presentations and publications on the advantages of PCT by well-known, independent scientists, and by the number of inquiries we are receiving, almost on a daily basis."

Mr. Schumacher continued: "The future potential of PBI is very exciting. We previously announced that we were working on the development of new 'micro-tube' adaptor kits for our two existing Barocycler instruments. These new PCT-based products are expected to allow an increase in throughput of greater than 10-fold in a number of important application areas, while maintaining or increasing the quality of results. These new products are also expected to allow us to enter into several exciting markets heretofore unavailable to us, such as the large sample preparation market for mass spectrometry."

Mr. Schumacher concluded: "Feedback and data received from our beta testing sites on the new micro-tube format have been very positive, productive, and encouraging. We have also made significant progress on the remaining development issues related to the adapter kits. Consequently, we believe that we will meet the expected release date of June 30, 2009. This is very important, as we believe that the PCT Sample Preparation System MicroTube Adapter Kits can have a significant impact on future sales of PCT Systems, both in the second half of 2009 and beyond."

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification. PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward-Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the expected impact of the Company's cost reduction initiatives effected during 2008; the expected continued decrease in the Company's operating expenses during 2009; the expected continued reduction in the cash burn rate to an average of less than $600,000 per quarter; the estimated timing of the Company's release of its PCT-based MicroTube Adapter Kits and the anticipated benefits of these products; the expectation that the PCT-based MicroTube Adapter Kits will enable the Company to enter new markets and have a significant impact on the Company's sales; that interest in PCT continues to grow; the anticipated advantages and benefits of the Company's existing products; the Company's decision to focus primarily on the application of PCT-enhanced protein digestion for the mass spectrometry market and the benefits and advantages of PCT in this marketplace; and the use of PCT in biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter ended March 31, 2009 may not be consistent with the revenue, operating expenses, and cash burn reported herein due to unanticipated issues identified in the completion of the quarterly financial reporting process; the Company's financial results for the quarter ended March 31, 2009 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer's needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may not receive a refund of federal taxes for the 2004 calendar year on a timely basis or at all due to unexpected reasons; the risk that the Company may be unable to reduce its cash burn rate below $600,000 per quarter due to unexpected costs or increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; due to unforeseen difficulties in the development process, the Company may be unable to introduce commercially the PCT-based MicroTube Adapter Kits as scheduled, if at all; changes in customer's needs and technological innovations; the Company's sales force may not be successful in selling the Company's PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods, particularly in the mass spectrometry market; and scientists may not be able to duplicate the results achieved at particular laboratories having already used PCT, including the Company's beta site laboratories. Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

 Consolidated Statements of Operations
 (Unaudited)                                For the Three Months Ended
                                                     March 31,
                                            --------------------------
                                                2009          2008
                                            ------------  ------------

 REVENUE:
   PCT Products, services, other            $   222,142   $    81,473
   Grant revenue                                 84,620        50,903
                                            ------------  ------------
       Total revenue                            306,762       132,376
                                            ------------  ------------

 COSTS AND EXPENSES:
   Cost of PCT products and services            140,243        48,449
   Research and development                     307,224       490,931
   Selling and marketing                        278,416       463,161
   General and administrative                   430,790       501,248
                                            ------------  ------------
       Total operating costs and expenses     1,156,673     1,503,789
                                            ------------  ------------
       Operating loss                          (849,911)   (1,371,413)

 OTHER INCOME:
   Interest income                                2,403        30,308
                                            ------------  ------------
       Total other (expense) income               2,403        30,308

       Loss before income taxes                (847,508)   (1,341,105)
       Income tax benefit                       623,262            --
                                            ------------  ------------
   Net loss                                 $  (224,246)  $(1,341,105)
                                            ============  ============

   Loss per share - basic and diluted       $     (0.10)  $     (0.61)

   Weighted average number of shares used
    to calculate loss per share - basic and
    diluted                                   2,195,283     2,192,175

 Consolidated Balance Sheets
 (Unaudited)                                  March 31,   December 31,
                  ASSETS                        2009          2008
                                            ------------  ------------

 CURRENT ASSETS
   Cash and cash equivalents                $ 2,138,685   $   868,208
   Restricted cash                               20,000        50,000
   Accounts receivable, net of allowances
    of $55,600 at March 31, 2009 and $0 at
    December 31, 2008                           167,397       209,117
   Inventories                                  822,503       571,831
   Deposits                                      15,472       382,236
   Prepaid income taxes                           6,600         6,600
   Income tax receivable                        623,262            --
   Prepaid expenses and other current assets     72,858       235,111
                                            ------------  ------------
   Total current assets                       3,866,777     2,323,103
                                            ------------  ------------

 PROPERTY AND EQUIPMENT, NET                    262,469       252,249
                                            ------------  ------------

 OTHER ASSETS
   Intangible assets, net                       267,500       279,658
                                            ------------  ------------
   TOTAL ASSETS                             $ 4,396,746   $ 2,855,010
                                            ============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------

 CURRENT LIABILITIES
   Accounts payable                         $   315,001   $   263,486
   Accrued employee compensation                102,464       161,374
   Accrued professional fees and other
    expenses                                    180,933       278,982
   Deferred revenue                             176,652        16,705
                                            ------------  ------------
   Total current liabilities                    775,050       720,547
                                            ------------  ------------

 LONG TERM LIABILITIES
   Deferred revenue                               8,473        10,821
                                            ------------  ------------
   TOTAL LIABILITIES                            783,523       731,368
                                            ------------  ------------

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value;
    1,000,000 shares authorized; 156,980
    shares issued and outstanding on
    March 31, 2009 and 0 shares on
    December 31, 2008                             1,570            --
   Common stock, $.01 par value; 20,000,000
    shares authorized; 2,195,283 shares
    issued and outstanding on March 31, 2009
    and on December 31, 2008                     21,953        21,953
   Stock warrants                               882,253            --
   Additional paid-in capital                 8,134,959     6,803,530
   Retained deficit                          (5,427,512)   (4,701,841)
                                            ------------  ------------
   Total stockholders' equity                 3,613,223     2,123,642
                                            ------------  ------------
   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                  $ 4,396,746   $ 2,855,010
                                            ============  ============

CONTACT:  Pressure BioSciences, Inc.
          Investor Contacts:
          Richard T. Schumacher, President & CEO
          R. Wayne Fritzsche, Chairman
          (508) 230-1828